Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

                                       OF

                          SOUTHERN SOFTWARE GROUP, INC.

                                   ----------
                         Pursuant to Section 141 of the
                        Delaware General Corporation Law
                                   ----------

      SOUTHERN SOFTWARE GROUP, INC.. (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL") does hereby certify that:

      1. The name of the Corporation is SOUTHERN SOFTWARE GROUP, INC.

      2. The Certificate of Incorporation of the Corporation (the "Certificate") is hereby amended to: (a) to change the name of the Corporation; and (b) to designate a series of preferred stock.

      3. In order to effect the name change described in Paragraph 2 hereof, the Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIRST and by substituting the following new Article in its stead:

      "FIRST: The name of the Corporation is SecureD Services, Inc."

      4. In order to effect the designation of a series of preferred stock described in Paragraph 2 hereof, the Certificate of Incorporation of the Corporation is hereby amended by striking out Article FOURTH and by substituting the following new Article in its stead:

      "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of (i) 50,000,000 shares of common stock, $0.0001 par value per share (the "Common Stock") and (ii) 5,000,000 shares of preferred stock, $0.0001 par value per share (the "Preferred Stock").

                                 I. Common Stock

            (a) General. All shares of Common Stock shall be identical, and shall entitle the holders thereof to the same rights, preferences, qualifications, limitations and restrictions. No shares of Common Stock shall be subdivided or combined unless an identical subdivision or combination, as the case may be, shall be effected with respect to all authorized shares of Common Stock.

            (b) Dividends and Distributions. Subject to the provisions of this Article FOURTH, including without limitation Section II(b), the holders of shares of Common Stock shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board from time to time out of assets or funds of

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      the Corporation legally available therefor, provided that the holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in such dividends or distributions.

            (c) Voting. Each holder of Common Stock shall be entitled to vote on each matter (i) expressly required by the DGCL and (ii) otherwise submitted to a vote of the stockholders of the Corporation, including the election of directors, except for matters subject to a separate class vote by one or more classes and/or series of capital stock of the Corporation other than the Common Stock to the extent such separate class vote is required by the DGCL or this Certificate. Each such holder shall be entitled to one vote per share of Common Stock on each matter to be voted on by such stock. The Common Stock shall have no cumulative voting rights.

            (d) Liquidation. After the payments to the holders of Series A Preferred pursuant to Article FOURTH, Section II(b)5 of this Certificate, the holders of Common Stock shall be entitled to liquidation distributions, if any.

            (e) Restrictions. No holder of any of the shares of the capital stock of the Corporation, including without limitation the Common Stock, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for (1) any unissued stock of any class, or
      (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board in the exercise of its discretion.

                               II. Preferred Stock

            (a) Preferred Stock. The Board of Directors, in the exercise of its discretion, is authorized to issue the undesignated Preferred Stock in one or more series, to determine the powers, preferences and rights, and qualifications, limitations or restrictions, granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. No holder of any of the shares of any series of Preferred Stock of the Corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for (1) any unissued stock of any class, or
      (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities


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      convertible into stock of the Corporation, or carrying any right to purchase stock of any class; but any such unissued stock or such additional authorized issue of such stock or of other securities convertible into such stock, or carrying any right to purchase such stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, partnerships, corporations, associations or other entities and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

            (b) Series A Preferred.

      1. Designation. There shall be a series of Preferred Stock designated as "Series A Convertible Preferred Stock" (the "Series A Preferred"). The number of shares constituting the Series A Preferred shall be Two Million (2,000,000). In accordance with the terms hereof, each share of Series A Preferred shall have the same relative rights as and be identical in all respects with each other share of Series A Preferred and each shall have the powers, designations, preferences and rights set forth in this Section II(b).

      2.    Dividends.

            a. General. Dividends on each issued and outstanding share of the Series A Preferred shall accrue at an annual rate of six percent (6%) of the Series A Stated Value, compounded quarterly, from and including the Series A Original Issuance Date to and including the first to occur of (i) the date on which such share of Series A Preferred is redeemed by the Corporation as provided in Section II(b)7 below or (ii) the date on which such share of Series A Preferred is converted into shares of Common Stock as provided in Section II(b)6 below.

            b. Payment of Quarterly Dividends. Subject to Section II(b)2.a, to the extent permitted under the DGCL, the Corporation shall pay preferential cumulative dividends quarterly in shares of Common Stock ("Dividend Shares") to the holders of the Series A Preferred for each of the calendar quarters ending on the last day of March, June, September and December. Such dividend shall be paid, in arrears, within ten (10) business days from the end of the quarter. The number of Dividend Shares issuable in connection with the payment of the dividend shall be calculated as follows: (i) if, on the last day of the quarter immediately preceding payment of a dividend, the Common Stock is publicly traded, by dividing (A) the Quarterly Dividend Amount by (B) the Average Public Trading Price of Common Stock for the ten (10) business days immediately prior to the end of the respective quarter; and (ii) if, on the last day of the quarter immediately preceding payment of a dividend, the Common Stock is not publicly traded, by dividing (A) the Quarterly Dividend Amount by (B) the Private Per Share Amount. Such dividends shall


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                  accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid before any dividends, distributions, redemptions or other payments may be made with respect to any Pari Passu Securities, the Common Stock or any other Series A Junior Securities. Prior to the payment of each dividend required by this Section II(b)2.b, the Corporation shall take all such actions as are necessary in order to insure that the Dividend Shares shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

            c. Most-Favored Registration of Dividend Shares. If the Common Stock is registered as a class under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), then the holders of the Series A Preferred shall at all times be entitled to require that the Corporation register such holders' Dividend Shares for resale (in accordance with all applicable securities laws), in accordance with the most preferential registration rights of any Corporation security now in existence or subsequently authorized. To the extent that no Corporation security has registration rights preferable to those of the Series A Preferred, the Corporation shall be required to provide the holders of Series A Preferred with the registration rights described in Section II(b)2.d below.

            d. Series A Preferred Minimum Registration Rights for Dividend Shares. If the Corporation at any time proposes to file a registration statement to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act")(except for a registration filed on Forms S-4 or S-8), whether or not for sale for its own account, it will at each such time give prompt written notice to the holders of the Series A Preferred outstanding of its intention to do so. Upon the written request of a holder of the Series A Preferred outstanding (the "Requesting Holder"), which request shall specify the amount of Dividend Shares the Requesting Holder wants included in any such registration statement, made as promptly as practicable and in any event within ten (10) days after the receipt of notice from the Corporation, the Corporation will use its best efforts to effect the registration under the Securities Act of all the Dividend Shares which the Corporation has been so requested to register by the Requesting Holder (a "Piggy-Back Registration"). However, if the managing underwriter of any underwritten offering in its sole discretion determines that the total amount of Dividend Shares requested to be included in such registration would jeopardize the success of the offering by the Corporation, then the Corporation shall include in such registration, only the


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                  number which the Corporation is so advised can be sold in (or during the time of) such offering; provided, that if Common Stock are being offered for the account of other selling shareholders as well as the Corporation, any reduction in the amount of Dividend Shares included in such offering shall be in equal proportion to reductions imposed on such other selling shareholders.

            e. Rule 144(k). Notwithstanding Sections II(b)2.c and d above, the Corporation shall not be required to register any Dividend Shares which can be immediately sold pursuant to Rule 144(k) promulgated under the Securities Act.

            f. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series A Preferred held by each such holder.

            g. Treatment of Accrued and Unpaid Dividends. Upon any liquidation, conversion or redemption of shares of Series A Preferred into Common Stock, as provided in Sections II(b)5-7 below, all accrued and unpaid dividends on the Series A Preferred shall be paid.

            h. Election to Receive Cash Dividends. If, at any time, the Corporation pays cash dividends to holders of Common Stock, then the holders of a majority of the Series A Preferred, may, at its option, elect to have all future Quarterly Dividend Amounts paid in cash.

      3. Restrictions on Distributions. Except: (a) to the extent that in any instance approval is provided in writing by the holders of a majority of the outstanding shares of Series A Preferred voting as a separate class; (b) as provided for pursuant to Section II(b)2 hereof; or (c) in the ordinary course of business pursuant to
            Section 170 of the DGCL, provided that the maximum annual distribution contemplated by this clause (c) shall not exceed five percent (5%) of the Corporation's surplus (as determined in accordance with Sections 154 and 244 of the DGCL) or net profits otherwise available for such distribution under the DGCL; with respect to any of the foregoing cases, for so long as any shares of Series A Preferred are outstanding, the Corporation shall not declare or pay any dividends on, make any distributions on, or purchase, redeem, retire, or otherwise acquire for value, any shares of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital or make any distribution to the holders of any capital stock, or permit any Subsidiary (as defined below) to do any of the foregoing. "Subsidiary" or "Subsidiaries"


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            means any corporation, partnership, or joint venture or other entity of which the Corporation and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting shares or similar interests. Notwithstanding the foregoing, Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation. Nothing contained in this Section II(b)3 shall prevent the Corporation from: (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock; (ii) complying with any specific provision of the terms of any currently or subsequently designated series of Preferred Stock in accordance with its terms; (iii) redeeming or repurchasing any stock of a deceased stockholder out of proceeds of insurance held by the Corporation on that stockholder's life; or (iv) redeeming or repurchasing any stock of any director, officer, employee, advisor, consultant or other person or entity, pursuant to a stock repurchase agreement or stock restriction agreement under which the Corporation has the right or obligation to repurchase such shares in the event of death, termination of employment or of the consulting arrangement, or other similar discontinuation of a business relationship at a price not in excess of the original purchase price of such shares.

      4.    Voting Rights.

            a. General. In addition to the rights specified in Section II(b)4.b below and any other rights provided in the Corporation's By-laws or by law, the holders of the Series A Preferred shall be entitled to notice of all stockholders meetings in accordance with the By-laws at the same time and in the same manner as notice is given to all other stockholders entitled to vote at such meetings. Except as otherwise provided herein or required by applicable law, the holders of the Series A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote (including without limitation the election of directors), voting as a single class with the Common Stock and other securities that vote with the Common Stock, with the holders of Series A Preferred entitled to one vote for each share of Series A Preferred held as of the record date for such vote or, if no record date is specified, as of the date of such vote.

            b. Special. The Corporation shall not, without the affirmative vote of the holders of a majority of the Series A Preferred then outstanding:

                        i. authorize, create (by way of reclassification or otherwise) or issue any additional shares of Series A Preferred, or any other securities which are senior to the Series A Preferred as to dividends, distributions or


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                              distributions upon liquidation, winding up or
                              dissolution of the Corporation ("Senior
                              Securities") or any obligation or security convertible into, exchangeable for or evidencing the right to purchase any Senior Securities;

                        ii. amend or otherwise alter this Certificate in any manner that adversely affects the rights, privileges and preferences of the Series A Preferred as set forth in this Certificate; or

                        iii. take any action requiring a vote of stockholders of the Corporation that adversely affects the rights, preferences and privileges of the Series A Preferred set forth in this Certificate.

      5.    Liquidation Preference.

            a. Preference on Liquidation. In the event that the Corporation shall liquidate, dissolve or wind up, whether voluntarily or involuntarily, or if there shall occur any reduction or decrease in the Corporation's equity securities resulting in a distribution of assets to the holders of any class or series of the Corporation's equity securities, the holders of each share of Series A Preferred shall be entitled to receive out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("Available Assets"), before any distribution or payment is made to any holders of Pari Passu Securities, Common Stock or Series A Junior Securities, or any other class or series of capital stock of the Corporation designated to be junior to the Series A Preferred in liquidation preference, jointly (to the extent there exist more than one Series A Preferred holder), the Vacman Property (the "Vacman Preference"); provided, that, if the total value of the Vacman Preference (as determined in accordance with Section II(b)5.c below) is:
                  (i) less than the product of (a) the Series A Stated Value multiplied by (b) the total number of then issued and outstanding shares of Series A Preferred (such product being the "Liquidation Value"), then a percentage ownership interest in Available Assets equal to the difference between the Liquidation Value and the Vacman Preference (such difference being the "Shortfall Preference") equal to each Series A Preferred holder's percentage ownership interest in the authorized Series A Preferred shall be distributed to each such Series A Preferred holder; or (ii) greater than the Liquidation Value, then, the Series A Preferred holders shall, at their option, either (a) accept the Vacman Property, acknowledge and agree to the third party valuation thereof and pay to the Corporation the difference between the Liquidation Value and the Vacman Preference or


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                  (b) reject the Vacman Property and require that the
                  Corporation sell the Vacman Property at auction, the proceeds of which, up to a maximum amount of the Liquidation Value, shall be distributed by the Corporation pro rata to the holders of the Series A Preferred. The aggregate value of the Vacman Preference, as adjusted if necessary, and the Shortfall Preference, if any, shall be equal to, and shall mean, the "Liquidation Preference".

            b. Participation Rights. Upon payment in full of the Liquidation Preference, the remaining Available Assets, if any, shall be ratably distributed: first, on a share for share basis, among the holders of the Common Stock and any Pari Passu Securities; and second, on a share for share basis, among the holders of any Series A Junior Securities. The Series A Preferred shall not be entitled to a distribution of any remaining Available Assets.

            c. Form of Consideration. Whenever the distribution provided for in this Section II(b)5 shall be payable in securities or property other than cash, the value of such securities or property shall be the fair market value thereof as determined by the Board in good faith; provided, that (1) the value of the Vacman Property shall be determined by a third party mutually agreeable to the Corporation and the Series A Preferred holders, following the distribution of the Vacman Property to the holders of the Series A Preferred; and (2) to the extent any securities or other property (other than the Vacman Property) contemplated by this Section II(b)5.c are, as of the date of distribution, traded on a public exchange or otherwise have a fair market value readily accessible by reference to a publicly available source, the Board shall determine the fair market value of such securities or other property to be equal in value as reported on such publicly available source as of such date.

      6.    Conversion.

            a. Conversion Right. The Series A Preferred may be converted by any holder thereof, in such holder's sole discretion, as follows:

                        i. Commencing on the second anniversary date of the Series A Original Issuance Date (the "1st Conversion Date") each share of Series A Preferred, up to a maximum of five hundred thousand (500,000) shares (the "1st Conversion Date Shares"), may be converted into an equal number of shares of Common Stock;

                        ii. Commencing on or after the third anniversary date of the Series A Original Issuance Date (the "2nd Conversion Date") each share of Series A Preferred, up to a maximum of five hundred thousand (500,000) shares,


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                              plus any 1st Conversion Date Shares not previously
                              converted, may be converted into an equal number of shares of Common Stock; and

                        iii. Commencing on or after the fourth anniversary date of the Series A Original Issuance Date (the "3rd Conversion Date") each issued and outstanding share of Series A Preferred not converted in to Common Stock prior to the 3rd Conversion Date may be converted into an equal number of shares of Common Stock.

            b.    Conversion Procedure.

                        i. Each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the shares of Series A Preferred converted as a holder of Series A Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion (the "Conversion Shares") shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                        ii. The issuance of certificates for the Conversion Shares shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

                        iii. The Corporation will at no time close its transfer books against the transfer of any shares of Series A Preferred or of any share of Common Stock issued or issuable upon conversion of any shares of Series A Preferred in any manner which interferes with the timely conversion of such shares of Series A Preferred, except as may otherwise be required to comply with applicable securities or tax laws.

                        iv. Upon conversion of each share of Series A Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Shares shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.


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

                        v. Most-Favored Registration of Conversion Shares. If the Common Stock is registered as a class under
                              Section 12 of the Exchange Act, then the holders of the Series A Preferred shall at all times be entitled to require that the Corporation register such holders' Conversion Shares for resale (in accordance with all applicable securities laws), in accordance with the most preferential registration rights of any Corporation security now in existence or subsequently authorized. To the extent that no Corporation security has registration rights preferable to those of the Series A Preferred, the Corporation shall be required to provide the holders of Series A Preferred with the registration rights described in Section II(b)6.b.vi below.

                        vi. Series A Preferred Minimum Registration Rights for Conversion Shares. If the Corporation at any time proposes to file a registration statement to register any of its securities under the Securities Act (except for a registration filed on Forms S-4 or S-8), whether or not for sale for its own account, it will at each such time give prompt written notice to the holders of the Series A Preferred outstanding of its intention to do so. Upon the written request of a Requesting Holder, which request shall specify the amount of Conversion Shares the Requesting Holder wants included in any such registration statement, made as promptly as practicable and in any event within ten (10) days after the receipt of notice from the Corporation, the Corporation will use its best efforts to effect a Piggy-Back Registration with respect to such Conversion Shares. However, if the managing underwriter of any underwritten offering in its sole discretion determines that the total amount of Conversion Shares requested to be included in such registration would jeopardize the success of the offering by the Corporation, then the Corporation shall include in such registration, only the number which the Corporation is so advised can be sold in (or during the time of) such offering; provided, that if Common Stock are being offered for the account of other selling shareholders as well as the Corporation, any reduction in the amount of Conversion Shares included in such offering shall be in equal proportion to reductions imposed on such other selling shareholders.

                        vii. Rule 144(k). Notwithstanding Sections II(b)6.b.v and vi above, the Corporation shall not be required to register any Conversion Shares which can be immediately sold pursuant to Rule 144(k) promulgated under the Securities Act.


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

            c. Subdivisions or Combinations of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock that the Series A Preferred are convertible into immediately prior to such subdivision shall be increased proportionately, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the number shares of Common Stock that the Series A Preferred are convertible into immediately prior to such combination shall be reduced proportionately.

            d. Material Change; Recapitalization, Reorganization or Reclassification. If (i) the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than pursuant to a stock split or combination of the Common Stock), or (ii) in the event of a Material Change, then, in each such event, the holder of each share of Series A Preferred shall have the right thereafter to receive, upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares of Series A Preferred, such shares, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock equal to the number of shares of Common Stock immediately receivable upon such conversion had such Material Change, reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable in relation to any shares, securities or assets thereafter deliverable upon the exercise of such conversion rights. The provision for such conversion right to the holders of Series A Preferred shall be a condition precedent to the consummation by the Corporation of any such transaction.

            e.    Acceleration of Conversion Right.

                        i. Options of Series A Preferred. At least ten (10) business days prior to the consummation of a Material Change, the Corporation and the other holders of shares to the extent a party to such event shall provide the holders of the shares of Series A Preferred written notice of such event (the "Event Notice"). Upon the election of a Majority Interest of the holders of the shares of Series A Preferred given to the Corporation within five (5) business days after receipt of an Event Notice, the Corporation shall, and each holder of shares of Series A Preferred shall be entitled to require, that prior to or concurrently with consideration from any such Material


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                              Change being paid to the Corporation (if the
                              consideration is to be received by the Corporation in an asset transaction), or by any third party to stockholders of the Corporation other than holders of Series A Preferred (if the consideration is to be received directly by such stockholders in a merger or stock purchase transaction), the holders of shares of Series A Preferred shall, at their option, be entitled to immediately convert their existing shares of Series A Preferred into an equivalent number of shares of Common Stock (notwithstanding anything to the contrary in Section II(b)6) and be issued by the Corporation all accrued but undeclared Dividend Shares (the "Accelerated Conversion Option").

                        ii. Cancellation of Series A Preferred. Upon the exercise by the holders of the Series A Preferred of the Accelerated Conversion Option, the shares of Series A Preferred shall be deemed cancelled and shall no longer be outstanding and the holders of such shares shall have no further rights in respect thereof.

      7.    Redemption.

            a. At any time, the Corporation shall be entitled to redeem for cash, at its option, all but not less than all the issued and outstanding shares of Series A Preferred, at a price of $1.00 per share.

            b. If the Corporation does not redeem all the issued and outstanding shares of Series A Preferred for cash, as provided in Section II(b)7.a above, the Corporation shall be entitled to redeem, at its option, the issued and outstanding shares of Series A Preferred in increments of five hundred thousand (500,000) shares, at a price of $1.00 per share, as follows:

                        i. At any time: (i) prior to the 1st Conversion Date, five hundred thousand (500,000) shares; (ii) between the 1st Conversion Date and the date immediately prior to the 2nd Conversion Date, a maximum of one million (1,000,000), but in no event less than five hundred thousand (500,000) shares; and (iii) between the 2nd Conversion Date and the date immediately prior to the 3rd Conversion Date, any Series A Preferred remaining issued and outstanding.

                        ii. The Corporation shall provide five (5) days prior written notice of redemption to the holder or holders, as the case may be, of Series A Preferred at their respective addresses appearing on the books or transfer records of the Corporation or such other address designated in


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

                              writing by such holder to the Corporation.

            c. At the time any such redemption of Series A Preferred has been effected, the rights of the holder of the shares of Series A Preferred redeemed, as a holder of Series A Preferred shall cease.

      8. No Dilution or Impairment. The Corporation will not, by amendment of this Certificate or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred set forth herein, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Corporation will take such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of stock on the conversion of the Series A Preferred from time to time outstanding or as Dividend Shares pursuant to Section II(b)2.b.

      9. Reservation of Capital Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then convertible outstanding shares of the Series A Preferred, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      10.   General.

            a. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, by reputable overnight courier service, charges prepaid or by personal delivery, and shall be deemed to have been given (i) three (3) business days after being sent by registered or certified mail, (ii) one (1) business day after being deposited with such an overnight courier service, and (iii) upon delivery, if by personal delivery, if mailed or delivered (A) to the Corporation, at its principal executive offices, or (B) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).


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

      11.   Definitions.

                  "1st Conversion Date" has the meaning set forth in Section
            II(b)6.a.i above.

                  "1st Conversion Date Shares" has the meaning set forth in
            Section II(b)6.a.i above.

                  "2nd Conversion Date" has the meaning set forth in Section
            II(b)6.a.ii above.

                  "3rd Conversion Date" has the meaning set forth in Section
            II(b)6.a.iii above.

                  "Accelerated Conversion Option" is defined in Section
            II(b)6.e.i above.

                  "Available Assets" is defined in Section II(b)5.a above.

                  "Average Public Trading Price" means the average of the daily high and low sales prices for one share of Common Stock in its principal public trading market.

                  "Board" means the Board of Directors of the Corporation.

                  "By-laws" means the By-laws of the Corporation, as they may be amended from time to time.

                  "Conversion Shares" is defined in Section II(b)6.b.i above.

                  "Corporation" means SecureD Services, Inc., a Delaware
            corporation.

                  "Dividend Shares" is defined in Section II(b)2.b above.

                  "Event Notice" is defined in Section II(b)6.e.i above.

                  "Exchange Act" is defined in Section II(b)2.c above.

                  "Liquidation Preference" is defined in Section II(b)5.a above.

                  "Liquidation Value" is defined in Section II(b)5.a above.

                  "Majority Interest" means, with respect to a particular class of capital stock entitled to vote on a particular matter, the votes of such class of capital stock representing greater than fifty percent (50%) of the total number of votes eligible to be case on the matter being voted on.

                  "Material Change" means any acquisition of all or
            substantially all of the assets of the Corporation, or transaction or series of transactions involving the Corporation, or its securities, whether by consolidation, merger, purchase of shares of capital stock or other reorganization or combination or otherwise, in which the holders of the Corporation's outstanding shares of capital stock immediately prior to such transaction


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

            own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction.

                  "Pari Passu Securities" means any of the Corporation's equity securities (whether or not currently authorized or outstanding) that by its terms are pari passu, other than with respect to the Liquidation Preference, with the Series A Preferred.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Piggy-Back Registration" is defined in Section II(b)2.d
            above.

                  "Private Per Share Amount" means, if the Corporation is
            privately held and the Common Stock is not publicly traded: (a) at any time after the Series A Original Issuance Date but prior to the first anniversary thereof, an amount per share of Common Stock equal to the per share price for a share Common Stock paid by a third-party, non-Affiliate investor most recent in time prior to the determination of such Private Per Share Amount; or (b) on or at any time after the first anniversary of the Series A Original Issuance Date, an amount per share of Common Stock equal to the fair market value of such Common Stock as determined by the Board in good faith; provided, that, such good faith determination shall be based on a valuation of the Corporation as being equal to the greater of (1) the total revenue received by the Corporation during the twelve months immediately preceding such determination, and (2) seven (7) times the total earnings of the Corporation, before interest, taxes, depreciation and amortization, during the twelve months immediately preceding such determination,

                  "Quarterly Dividend Amount" means the amount determined by dividing (a) the amount resulting from multiplying (i) the Series A Stated Value for all the issued and outstanding Series A Preferred by (ii) the daily basis rate of six percent (6%) per annum; by (b) four (4).

                  "Requesting Holder" is defined in Section II(b)2.d above.

                  "Securities Act" is defined in Section II(b)2.d above.

                  "Senior Securities" is defined in Section II(b)4.b.i above.

                  "Series A Preferred" means the Series A Convertible Preferred
            Stock of the Corporation, $0.0001 par value.

                  "Series A Junior Securities" means any of the Corporation's equity securities (whether or not currently authorized or outstanding) that by its terms is junior to the Series A Preferred.

                  "Series A Original Issuance Date" means the date of the
            original issuance of Series A Preferred.

                  "Series A Stated Value" means an amount per Series A Preferred share equal to $1.00.

                  "Shortfall Preference" is defined in Section II(b)5.a above.

                  "Transaction Documents" means, collectively, that certain
            Asset Purchase Agreement, dated July 8, 2003 and effective as of July 1, 2003, by and between the Corporation and Vasco Data Security International, Inc., and all documents contemplated thereby to be entered into by and between the parties thereto, including, without limitation, the Promissory Note and the Security Agreement, as such terms are defined in such Asset Purchase Agreement.

                  "Vacman Preference" is defined in Section II(b)5.a above.

                  "Vacman Property" means the intellectual property rights to the "Snareworks" software of VACMAN Enterprises, a business unit of Vasco Data Security Inc., plus any and all enhancements, improvements or modifications made thereto, as such rights are more specifically described in that certain Asset Purchase Agreement, dated July 8, 2003 and effective as of July 1, 2003, by and between the Corporation and Vasco Data Security International, Inc.

            5. The Amendments of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of
      Section 141 of the DGCL by the Unanimous Written Consent of the Directors.

            6. This Certificate of Amendment shall become effective upon the filing hereof in the Office of the Secretary of State of the State of Delaware.

                           [SIGNATURE PAGE TO FOLLOW]


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

      Executed on this 17th day of July, 2003.

                         SOUTHERN SOFTWARE GROUP, INC.


                         By: /s/ Ernie Wagner
                             ------------------------------------
                             Ernie Wagner, President and Chief Executive Officer


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